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                                                                   Exhibit 99.1

         724 SOLUTIONS ANNOUNCES PRELIMINARY FIRST QUARTER 2003 RESULTS

724 Solutions Inc (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, today reported preliminary results for its first quarter ended March 31, 2003 (all figures are in U.S. dollars).

The company anticipates that its revenues for the first fiscal quarter ended March 31, 2003 will be approximately $3.5 million. 724 Solutions currently plans to announce final first quarter results on April 23, 2003.

"We continue to be encouraged by the progress that 724 Solutions is making in the implementation of our strategic plan to penetrate the mobile operator space," said John Sims, chief executive officer, 724 Solutions. "As we indicated in our Q4 conference call, Q1 is traditionally a seasonally weaker quarter for the mobile operator marketplace, and this, coupled with the generally uncertain world climate, have contributed to sequentially lower revenues. We continue to be in a strong cash position and we are encouraged by the growing number of global opportunities, giving us a strong belief that we are on the right long term path."

Further details will be available on the company's first quarter investors' conference call to be held on April 24, 2003.

About 724 Solutions Inc.

724 Solutions Inc. (NASDAQ: SVNX - NEWS; TSX: SVN - NEWS) delivers reliable, scalable technology and solutions that allow mobile network operators to rapidly deploy flexible and open next generation IP-based network and data services. Additionally, the company provides a series of actionable alerting solutions to financial institutions to assist them in lowering operating costs and improving customer satisfaction and retention. 724 Solutions is a global company with development operations in North America, Switzerland and Germany with headquarters in Toronto, Canada. For more information, visit www.724.com.
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This press release contains statements of a forward-looking nature. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses will obtain from these services and products, future demand for these services and products and the sufficiency of our cash resources. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including the risk that 724 Solutions will be unable to deploy the solutions and products stated herein, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve, and other risks described in 724 Solutions' Securities and Exchange Commission filings, including its annual report on Form 10-K. These risks are also described in 724 Solutions' filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.

CONTACT:
     724 Solutions Inc.
     Rachel Douglas, 416/226-2900 x3390
     rdouglas@724.com
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